EXHIBIT 99.3
The Dow Chemical Company and Subsidiaries
Unaudited Pro Forma Combined Condensed
Financial Information
Introduction
The following unaudited pro forma combined condensed financial information (“pro forma financial information”) is based on the historical consolidated financial statements and the accompanying notes of The Dow Chemical Company (the “Company” or “Dow”) and Rohm and Haas Company (“Rohm and Haas”) and has been prepared to illustrate the effects of the Company’s acquisition of Rohm and Haas. The Unaudited Pro Forma Combined Condensed Balance Sheet has been prepared assuming the acquisition of Rohm and Haas had been consummated on March 31, 2009. The Unaudited Pro Forma Combined Condensed Statements of Operations have been prepared assuming the acquisition of Rohm and Haas had been consummated on January 1, 2008.
     The accompanying pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes of the Company included in the Annual Report on Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities and Exchange Commission (“SEC”) on February 20, 2009, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 4, 2009, as well as the historical financial statements and the accompanying notes of Rohm and Haas, which are filed in this Current Report on Form 8-K/A.
     The pro forma financial information, which was prepared in accordance with Article 11 of Regulation S-X, is not necessarily indicative of the financial position or results of operations that would have actually occurred had the acquisition been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma financial information does not reflect future nonrecurring charges resulting from the acquisition. The Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect future events that may occur after the acquisition of Rohm and Haas, including the potential realization of operating cost savings (synergies) or restructuring activities or other costs related to the planned integration of Rohm and Haas, and do not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions (with the exception of the Rohm and Haas salt business).
Transaction Background
On April 1, 2009, the Company completed the acquisition of Rohm and Haas. Pursuant to the July 10, 2008 Agreement and Plan of Merger (the “Merger Agreement”), Ramses Acquisition Corp., a direct, wholly owned subsidiary of the Company, merged with and into Rohm and Haas (the “Merger”), with Rohm and Haas continuing as the surviving corporation and a direct, wholly owned subsidiary of the Company.
     The Company pursued the acquisition of Rohm and Haas to make the Company a leading specialty chemicals and advanced materials company, combining the two organizations’ best-in-class technologies, broad geographic reach and strong industry channels to create a business portfolio with significant growth opportunities.
     Pursuant to the terms and conditions of the Merger Agreement, each outstanding share of Rohm and Haas common stock was converted into the right to receive cash of $78 per share, plus additional cash consideration of $0.97 per share. The additional cash consideration represented 8 percent per annum on the $78 per share consideration from January 10, 2009 to the closing of the Merger, less dividends declared by Rohm and Haas with a dividend record date between January 10, 2009 and the closing of the Merger. All options to purchase shares of common stock of Rohm and Haas granted under the Rohm and Haas stock option plans and all other equity-based compensation awards, whether vested or unvested as of April 1, 2009, became fully vested and converted into the right to receive cash of $78.97 per share, less any applicable exercise price. Total cash consideration paid to Rohm and Haas shareholders was $15.7 billion.
     Financing for the transaction included debt of $9.2 billion obtained through a Term Loan Agreement, as well as equity investments by Berkshire Hathaway Inc. (“BHI”) and by the Kuwait Investment Authority (“KIA”) in the form of Cumulative Convertible Perpetual Preferred Stock, Series A of 3 million shares for $3 billion (BHI) and 1 million shares for $1 billion (KIA).
     In connection with the closing of the Merger, the Company entered into an Investment Agreement with the Haas Trusts and Paulson & Co. Inc. (“Paulson”), each of whom was a significant shareholder of Rohm and Haas common stock at the time of the Merger. Under the Investment Agreement, the Haas Trusts and Paulson purchased from the Company 2.5 million shares (Haas Trusts — 1.5 million shares; Paulson — 1.0 million shares) of Cumulative Perpetual Preferred Stock, Series B for an aggregate price of $2.5 billion, with $1.5 billion from the Haas Trusts and $1.0 billion from Paulson. The Haas Trusts made an additional investment in 0.5 million shares of Cumulative Convertible Perpetual Preferred Stock, Series C for an aggregate price of $500 million.

The Dow Chemical Company and Subsidiaries
Unaudited Pro Forma Combined Condensed Statements of Operations
For the Year Ended December 31, 2008

		Rohm and	Pro Forma			Pro Forma
In millions, except per share amounts	Dow	Haas	Adjustments	Ref.		Combined

Net Sales	$57,514	$9,575	$(1,898)	(H	)	$64,806
			(385)	(I	)

Cost of sales	52,019	7,165	84	(D	)	57,244
			(1,639)	(H	)
			(385)	(I	)
Research and development expenses	1,310	327	4	(D	)	1,639
			(2)	(H	)
Selling, general and administrative expenses	1,969	1,138	13	(D	)	3,014
			(106)	(H	)
Amortization of intangibles	92	63	257	(E	)	404
			(8)	(H	)
Restructuring charges	839	198	(3)	(H	)	1,034
Special charges	332	1	—			333
Asbestos-related credit	54	—	—			54
Equity in earnings of nonconsolidated affiliates	787	97	—			884
Sundry income (expense) — net	89	(71)	(3)	(H	)	15
Interest income	86	16	(1)	(H	)	101
Interest expense and amortization of debt discount	648	164	865	(J	)	1,735
			58	(F	)

Income before Income Taxes	1,321	561	(1,425)			457

Provision for income taxes	667	77	(500)	(G	)	244

Net Income	654	484	(925)			213

Net income attributable to noncontrolling interests	75	4	—			79

Net Income Attributable to The Dow Chemical Company	579	480	(925)			134

Preferred stock dividends	—	—	728	(K	)	728

Net Income (Loss) Available to The Dow Chemical Company Common Stockholders	$579	$480	$(1,653)			$(594)

Share Data
Earnings (Loss) per common share — basic	$0.62					$(0.61)
Earnings (Loss) per common share — diluted	$0.62			(L	)	$(0.61)
Common stock dividends declared per share of common stock	$1.68					$1.68
Weighted-average common shares outstanding — basic	930.4		43.4	(K	)	973.8
Weighted-average common shares outstanding — diluted	939.0		43.4	(K	)	982.4

See accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial Statements.
For the Quarter Ended March 31, 2009

		Rohm and	Pro Forma			Pro Forma
In millions, except per share amounts	Dow	Haas	Adjustments	Ref.		Combined

Net Sales	$9,087	$1,772	$(488)	(H	)	$10,331
			(40)	(I	)

Cost of sales	8,165	1,382	21	(D	)	9,160
			(368)	(H	)
			(40)	(I	)
Research and development expenses	292	76	1	(D	)	369
Selling, general and administrative expenses	444	274	3	(D	)	696
			(25)	(H	)
Amortization of intangibles	22	15	64	(E	)	99
			(2)	(H	)
Restructuring charges	19	2	—			21
Special Charges	48	—	—			48
Equity in earnings (losses) of nonconsolidated affiliates	65	(1)	—			64
Sundry income (expense) — net	(3)	(41)	—			(44)
Interest income	12	3	—			15
Interest expense and amortization of debt discount	154	42	381	(J	)	592
			15	(F	)

Income (Loss) before Income Taxes	17	(58)	(578)			(619)

Provision (Credit) for income taxes	(18)	(25)	(201)	(G	)	(244)

Net Income (Loss)	35	(33)	(377)			(375)

Net income (loss) attributable to noncontrolling interests	11	(2)	—			9

Net Income (Loss) Attributable to The Dow Chemical Company	24	(31)	(377)			(384)

Preferred stock dividends	—	—	179	(K	)	179

Net Income (Loss) Available to The Dow Chemical Company Common Stockholders	$24	$(31)	$(556)			$(563)

Share Data
Earnings (Loss) per common share — basic	$0.03					$(0.58)
Earnings (Loss) per common share — diluted	$0.03			(L	)	$(0.58)
Common stock dividends declared per share of common stock	$0.15					$0.15
Weighted-average common shares outstanding — basic	925.4		43.4	(K	)	968.8
Weighted-average common shares outstanding — diluted	932.0		43.4	(K	)	975.4

See accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial Statements.

The Dow Chemical Company and Subsidiaries
Unaudited Pro Forma Combined Condensed Balance Sheet
At March 31, 2009

		Rohm and	Pro Forma			Pro Forma
In millions	Dow	Haas	Adjustments	Ref.		Combined

Assets

Current Assets
Cash and cash equivalents	$2,956	$312	$(15,681)	(B	)	$4,033
			1,790	(H	)
			9,226	(J	)
			7,000	(K	)
			(1,570)	(H	)
Accounts and notes receivable:
Trade	3,819	1,109	(122)	(H	)	4,806
Other	2,714	191	(3)	(H	)	2,902
Inventories	5,916	871	217	(C	)	6,856
			(148)	(H	)
Deferred income tax assets and other current assets	201	459	(29)	(H	)	631

Total current assets	15,606	2,942	680			19,228

Investments
Investment in nonconsolidated affiliates	2,627	146	120	(C	)	2,893
Other investments	2,165	—	—			2,165
Noncurrent receivables	336	—	—			336

Total investments	5,128	146	120			5,394

Net Property	13,823	2,737	1,440	(C	)	17,468
			(532)	(H	)

Other Assets
Goodwill	3,392	1,639	(1,639)	(C	)	12,564
			9,172	(C	)
Other intangible assets	813	1,386	3,592	(C	)	5,358
			(433)	(H	)
Deferred income tax assets — noncurrent	3,865	67	(91)	(H	)	3,841
Restricted ESOP cash			552	(C	)	552
Deferred charges and other assets	1,532	361	(2)	(H	)	1,791
			(100)	(K	)

Total other assets	9,602	3,453	11,051			24,106

Total Assets	$44,159	$9,278	$12,759			$66,196

Liabilities and Equity

Current Liabilities
Notes payable	$844	$107	$(5)	(H	)	$946
Long-term debt due within one year	1,223	35	1,226	(J	)	1,258
			(1,226)	(H	)
Accounts payable:
Trade	2,885	386	(47)	(H	)	3,224
Other	1,972	146	(3)	(H	)	2,115
Income taxes payable	305	—	(58)	(H	)	247
Accrued and other current liabilities	2,523	668	(39)	(H	)	3,152

Total current liabilities	9,752	1,342	(152)			10,942

Long-Term Debt	10,897	3,145	8,000	(J	)	21,177
			(521)	(C	)
			(344)	(H	)

Other Noncurrent Liabilities
Pension and other postretirement benefits — noncurrent	5,420	1,147	(160)	(C	)	6,334
			(73)	(H	)
Other noncurrent obligations	4,411	652	1,964	(C	)	6,739
			(288)	(H	)

Total other noncurrent liabilities	9,831	1,799	1,443			13,073

Preferred Securities of Subsidiaries	500	—	—			500
Preferred Stock Series B	—	—	2,500	(K	)	2,500

Stockholders’ equity
Preferred stock series A	—	—	4,000	(K	)	4,000
Common stock	2,453	605	(605)	(C	)	2,562
			109	(K	)
Additional paid-in capital	825	2,296	(2,296)	(C	)	1,116
			(100)	(K	)
			391	(K	)
Retained earnings	16,896	2,632	(2,632)	(C	)	16,896
Accumulated other comprehensive loss	(4,674)	(752)	752	(C	)	(4,674)
Treasury stock at cost	(2,384)	(1,915)	1,915	(C	)	(2,384)
ESOP shares	—	(68)	68	(C	)	—

The Dow Chemical Company’s stockholders’ equity	13,116	2,798	1,602			17,516

Noncontrolling interests	63	194	231	(C	)	488

Total equity	13,179	2,992	1,833			18,004

Total Liabilities and Equity	$44,159	$9,278	$12,759			$66,196

See accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
NOTE A — BASIS OF PRO FORMA PRESENTATION
The acquisition of Rohm and Haas is being accounted for in accordance with Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). In accordance with SFAS 141R, the assets acquired and the liabilities assumed have been measured based on preliminary estimates of acquisition-date fair values. The final determination of the recognition and measurement of the assets acquired and liabilities assumed will be based on the fair value of actual net tangible and intangible assets and liabilities of Rohm and Haas at the April 1, 2009 closing date. Because the pro forma financial information has been prepared based on preliminary estimates, the final amounts recorded for the acquisition-date fair values may differ from the information presented.
     The pro forma financial information, which was prepared in accordance with Article 11 of Regulation S-X, is not necessarily indicative of the financial position or results of operations that would have actually occurred had the acquisition been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma financial information does not reflect nonrecurring charges resulting from the acquisition. The Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect future events that may occur after the acquisition of Rohm and Haas, including the potential realization of operating cost savings (synergies) or restructuring activities or other costs related to the planned integration of Rohm and Haas, and do not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions (with the exception of the Rohm and Haas salt business).
     Certain Rohm and Haas amounts have been reclassified to conform with the Company’s basis of presentation.
NOTE B — PURCHASE PRICE
The calculation of the cash purchase price is as follows:

Purchase Price
In millions

Purchase of all outstanding Rohm and Haas shares at $78 per share	$15,154
Additional consideration of $0.97 per share	188
Stock options and other stock-based awards	339

Total Purchase Price	$15,681

NOTE C — ASSETS ACQUIRED AND LIABILITIES ASSUMED
The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed from Rohm and Haas on April 1, 2009, based on the current best estimates of management. Accordingly, the fair values of the assets and liabilities included in the table below are subject to change. The Company is in the process of finalizing its assessment of the fair value of the assets acquired and liabilities assumed. The completion of the fair valuation of the assets acquired and liabilities assumed may result in adjustments to the carrying value of Rohm and Haas’ assets and liabilities, revisions of the remaining useful lives of fixed assets and/or revisions of the useful lives of intangible assets, and the determination of any residual amount that will be recognized as goodwill. The related depreciation and amortization expense for the acquired assets is therefore also subject to revision based on the final valuation.
     An increase/decrease in the fair value of inventory, property, plant and equipment or any identifiable intangible assets will decrease/increase the amount of goodwill to be recorded and may result in increased/decreased depreciation and/or amortization expense. The pro forma adjustments to reflect assets acquired and liabilities assumed at preliminary estimated fair values and the resulting goodwill are provided in the following table:

Assets Acquired, Liabilities Assumed and Goodwill
In millions

Total Rohm and Haas Stockholders’ Equity	$2,798
Fair Value Adjustments:
Inventory	217
Investments in nonconsolidated affiliates	120
Property, plant and equipment	1,440
Identifiable intangible assets	3,592
Long-term debt	521
Pension and postretirement obligations	160
Noncontrolling interests	(231)
Salt business assets held for sale	943
Deferred income tax liabilities at 35 percent	(1,964)
Restricted ESOP cash	552
Elimination of Rohm and Haas historical goodwill	(1,639)
Goodwill created by the acquisition	9,172

Total Purchase Price	$15,681

     As part of the purchase price of $15,681 million, $552 million in cash was paid to the Rohm and Haas Company Employee Stock Ownership Plan (“ESOP”) on April 1, 2009 for 7.0 million shares of Rohm and Haas common stock held by the ESOP on April 1, 2009. This cash consideration is shown as “Restricted ESOP cash” in the Unaudited Pro Forma Combined Condensed Balance Sheet at March 31, 2009.
     Based on a review of Rohm and Haas’ summary of significant accounting policies disclosed in Rohm and Haas’ 2008 financial statements, as well as preliminary discussions with Rohm and Haas management, the nature and amount of any adjustments to conform the two companies’ accounting policies are not expected to be significant. Further review of Rohm and Haas’ accounting policies to conform the accounting policies of the two companies may impact actual results.
NOTE D — DEPRECIATION EXPENSE
The estimated increase in depreciation expense related to the estimated fair value of property, plant and equipment acquired from Rohm and Haas, depreciated over an estimated average life of 9 to 25 years, is $101 million for the year ended December 31, 2008 and $25 million for the quarter ended March 31, 2009. The increase in depreciation expense was allocated $84 million to “Cost of sales,” $4 million to “Research and development expenses,” and $13 million to “Selling, general and administrative expenses” for the year ended December 31, 2008 based on Rohm and Haas 2008 expenses. For the quarter ended March 31, 2009, the depreciation expense was allocated $21 million to “Cost of sales,” $1 million to “Research and development expenses,” and $3 million to “Selling, general and administrative expenses” for the quarter ended March 31, 2009.
NOTE E — AMORTIZATION EXPENSE
The estimated increase in amortization expense related to the estimated fair value of certain intangible assets acquired from Rohm and Haas, primarily consisting of customer lists, technology and trademarks, amortized over an estimated average life of 10 to 16 years, is $257 million for the year ended December 31, 2008 and $64 million for the quarter ended March 31, 2009.
NOTE F — AMORTIZATION OF DEBT
The estimated increase in interest expense related to the estimated fair value of debt acquired from Rohm and Haas is $58 million for the year ended December 31, 2008 and $15 million for the quarter ended March 31, 2009.
NOTE G — INCOME TAXES
For purposes of this pro forma financial information, the U.S. Federal statutory tax rate of 35 percent has been used for all periods presented. This rate is an estimate and does not take into account any possible future tax events that may result for the ongoing combined company.

NOTE H — DIVESTITURES
As a condition of the United States Federal Trade Commission’s approval of the Merger, the Company is required to divest a portion of its acrylic monomer business, a portion of its latex polymers business and its hollow sphere particle business within eight months of the closing of the Merger. Total net sales and cost of sales for these businesses amounted to approximately one percent of the Company’s 2008 net sales and cost of sales. The pro forma financial information has been prepared to reflect the divestiture of these businesses effective March 31, 2009 for the Unaudited Pro Forma Combined Condensed Balance Sheet and as of January 1, 2008 for the Unaudited Pro Forma Combined Condensed Statements of Operations. The divestiture of these businesses is expected to have an immaterial impact on the Company’s consolidated financial statements. Because there is no purchase agreement for these assets, for purposes of the pro forma financial information, a sale at book value was assumed, with proceeds reflected in cash and cash equivalents.
     On April 1, 2009, the Company announced the entry into a definitive agreement to sell the stock of Morton International, Inc. (“Morton”), the salt business of Rohm and Haas, to K+S Aktiengesellschaft. The transaction is subject to customary closing conditions, including regulatory approval, and is expected to close in mid-2009. The Unaudited Pro Forma Combined Condensed Balance Sheet has been prepared to reflect the sale of the salt business effective March 31, 2009. The Unaudited Pro Forma Combined Condensed Statements of Operations have been prepared to reflect the sale of the salt business effective January 1, 2008. The transaction values Morton at $1,675 million, with proceeds subject to customary post-closing adjustments. For purposes of the pro forma financial information, estimated net after-tax proceeds of $1,570 million have been applied to reduce the Term Loan balance ($1,226 million applied to “Long-term debt due within one year” and $344 million applied to “Long-Term Debt”) (see Note J).
NOTE I — INTERCOMPANY TRANSACTIONS
Pro forma adjustments have been made to eliminate sales and the corresponding cost of sales between the Company and Rohm and Haas in the Unaudited Pro Forma Combined Condensed Statements of Operations. The impact of these transactions was immaterial to the Company.
NOTE J — DEBT FINANCING
Debt financing for the acquisition was provided by a $9.2 billion draw on a Term Loan Agreement (“Term Loan”) on April 1, 2009. The Term Loan matures on April 1, 2010, provided however, that the original maturity date may be extended for an additional year at the option of the Company, for a maximum outstanding balance of $8.0 billion. The actual interest rate of the Term Loan and the resulting amounts that the Company will ultimately pay for the Term Loan can vary significantly and are dependent on the current short-term interest rates in effect, the mode of borrowing (Base Rate or Eurodollar), the Company’s actual current long-term debt rating by Moody’s and Standard & Poor’s, the outstanding amount of the Term Loan at the end of each fiscal quarter, and the Company’s progress toward key targets such as the issuance of equity financing, among other factors.
     For purposes of the pro forma financial information, it is assumed that the Company has applied estimated net after-tax proceeds of $1,570 million from the sale of the salt business of Rohm and Haas (see Note H) to the remaining outstanding balance of the Term Loan at March 31, 2009 for the Unaudited Pro Forma Combined Condensed Balance Sheet and at January 1, 2008 for the Unaudited Pro Forma Combined Condensed Statements of Operations, and that the balance of the Term Loan will remain outstanding for the full 24-month term of the Term Loan. The Company intends to repay the Term Loan in a period shorter than 24 months through a combination of proceeds obtained through asset sales, the issuance of debt securities and/or the issuance of equity securities. The timing and amount of these transactions are unknown and may significantly change the timing of the recognition of expense and total overall cost of the financing for the acquisition.
     For purposes of the Unaudited Pro Forma Combined Condensed Statements of Operations, pursuant to the agreement, it is assumed the amounts outstanding under the Term Loan bear interest at one-year LIBOR of 187.75 basis points, plus 350 basis points based on the Company’s current long-term credit rating of BBB-/Baa3. The pro forma financial information reflects interest expense related to the Term Loan of $865 million for the year ended December 31, 2008 and $381 million for the quarter ended March 31, 2009, which includes the amortization of all loan origination costs over the 24-month term of the Term Loan. Interest expense increases in the second year due to additional extension and draw fees to extend the Term Loan beyond 12 months.
     The amounts that the Company will ultimately pay may vary significantly from the above assumptions and will depend on the Company’s actual credit rating, the actual amount outstanding under the Term Loan at the end of each fiscal quarter, credit received from the Rating Agencies for equity financing, the actual amount and terms of permanent debt and/or equity financing, the actual LIBOR rate, and the status of any potential asset sales, among other factors. A drop in the Company’s long-term credit rating of one notch will increase interest expense for the Term Loan $77 million in the first year. An increase of LIBOR by 1/8 percentage point will increase interest expense for the Term Loan $10 million in the first year.

NOTE K — EQUITY FINANCING
Equity financing for the acquisition was provided by three series of preferred stock.
Cumulative Convertible Perpetual Preferred Stock, Series A
Equity securities in the form of Cumulative Convertible Perpetual Preferred Stock, Series A (“preferred series A”) were issued on April 1, 2009 to Berkshire Hathaway Inc. in the amount of $3 billion (3 million shares) and the Kuwait Investment Authority in the amount of $1 billion (1 million shares). The Company will pay cumulative dividends on preferred series A at a rate of 8.5 percent per annum in either cash, shares of common stock, or any combination thereof, at the option of the Company. For purposes of the pro forma financial information, it is assumed that the dividends on preferred series A will be paid in cash, resulting in an annual cash dividend payment of $340 million which is reflected in this pro forma financial information. Shareholders of preferred series A may convert all or any portion of their shares, at their option, at any time, into shares of the Company’s common stock at an initial conversion rate of 24.2010 shares of common stock for each share of preferred series A. Under certain circumstances, the Company will be required to adjust the conversion rate. On or after the fifth anniversary of the issuance date, if the common stock price exceeds $53.72 per share for any 20 trading days in a consecutive 30-day window, the Company may, at its option, at any time, in whole or in part, convert preferred series A into common stock at the then applicable conversion rate. For purposes of this pro forma financial information, it is assumed that no conversion has taken place and no changes to the conversion rate are required.
Cumulative Perpetual Preferred Stock, Series B
At the time of the Merger, the Haas Trusts and Paulson & Co. Inc. (“Paulson”) purchased from the Company Cumulative Perpetual Preferred Stock, Series B (“preferred series B”) in the amount of 2.5 million shares (Haas Trusts — 1.5 millions shares; Paulson — 1.0 million shares) for an aggregate price of $2.5 billion (Haas Trusts — $1.5 billion; Paulson — $1.0 billion). The Company will pay cumulative dividends on the preferred series B at a rate of 7 percent per annum in cash and 8 percent per annum either in cash or as an increase in the liquidation preference of preferred series B, at the Company’s option. For purposes of this pro forma financial information, it is assumed that all dividends on preferred series B will be paid in cash, resulting in an annual cash dividend payment of $375 million which is reflected in this pro forma financial information.
Cumulative Convertible Perpetual Preferred Stock, Series C
At the time of the Merger, the Haas Trusts invested $500 million in Cumulative Convertible Perpetual Preferred Stock, Series C (“preferred series C”). Prior to June 1, 2009, the Company will pay cumulative dividends on preferred series C at a rate of 7 percent per annum in cash and 8 percent per annum either in cash or as an increase in the liquidation preference of preferred series C, at the Company’s option. On and after June 1, 2009, if preferred series C shares have not been converted to common stock, the Company will be required to pay cumulative dividends of 12 percent per annum in cash. At any time following ten full trading days after April 1, 2009 and before June 1, 2009, holders of preferred series C, at their option, may convert their shares into shares of the Company’s common stock. The preferred series C shares automatically convert to common stock on the date immediately following the ten full trading days commencing on the date on which there is an effective shelf registration statement relating to the common stock underlying the preferred series C, if such registration statement is effective prior to June 1, 2009. In either case, all shares of preferred series C will convert into shares of the Company’s common stock at a conversion price per share of common stock equal to 95 percent of the average of the common stock volume-weighted average price for the ten trading days preceding the conversion.
     For purposes of this pro forma financial information, it is assumed that a filed shelf registration will become effective prior to June 1, 2009 and thus it is assumed that preferred series C will automatically convert to common stock. As a result, no preferred series C shares are shown as being outstanding in this pro forma financial information. For purposes of this pro forma financial information, it is assumed that the conversion price will be $11.82 per common share, based on 95 percent of the volume-weighted average price observed during the period of April 16, 2009 through April 29, 2009, resulting in the issuance of 43.4 million shares of common stock. The conversion price of $11.82 per common share is for illustrative purposes only, as the actual conversion price will be based on trading days in the future; thus the actual conversion amount will vary from the assumed conversion amount presented. This scenario assumes conversion by June 1, 2009 and thus an increase in liquidation preference equivalent to a 15 percent preferred dividend for 60 days ($13 million) on preferred series C is included in this pro forma financial information. If the preferred series C is not converted, the post-June 1, 2009 dividend of 12 percent would amount to $60 million annually.
     The above example is based on assumptions stated therein and is presented for illustrative purposes only. Actual results will vary based on the application of the applicable conversion formula set forth in the preferred series C certificate of designations to stock prices at the relevant time. The certificate of designations establishing the terms of the preferred series C is attached as Exhibit 3.3 to our Current Report on Form 8-K filed on April 1, 2009.
Financing Costs
Deferred financing costs of approximately $100 million were charged to “Additional paid-in capital” upon the issuance of preferred equity securities.

NOTE L — EARNINGS (LOSS) PER SHARE
The calculation of pro forma diluted earnings (loss) per share in the Unaudited Pro Forma Combined Condensed Statements of Operations uses the basic weighted-average share count, as the effect of using the diluted share count would be antidilutive.
NOTE M — ACQUISITION-RELATED EXPENSES
Included in the actual 2008 results in the pro forma financial information are pretax charges totaling $89 million ($49 million Dow and $40 million Rohm and Haas) for legal expenses and other transaction costs related to the acquisition of Rohm and Haas. Included in the actual first quarter of 2009 results are acquisition-related expenses totaling $81 million ($48 million Dow and $33 million Rohm and Haas). The pro forma financial information does not reflect additional acquisition-related expenses that could be incurred in future periods.
NOTE N — ESTIMATED ANNUAL COST SAVINGS
The Company expects the transaction to create $1.3 billion in estimated pretax annual cost synergies and savings including increased purchasing power for raw materials; manufacturing and supply chain work process improvements; and the elimination of redundant corporate overhead for shared services and governance. The Company also anticipates that the transaction will produce significant growth synergies through the application of each company’s innovative technologies and as a consequence of the combined business’ broader product portfolio in key industry segments with strong global growth rates. The pro forma financial information does not reflect any of these anticipated synergies.

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of the Company. The forward looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the SEC. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward looking statements should circumstances change, except as otherwise required by securities and other applicable laws.